As filed with the Securities and Exchange Commission on November 21, 2003

Registration No. 333-89054

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
Under

The Securities Act of 1933

LIGHTSPAN, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0585210 (I.R.S. Employer Identification No.)

10140 Campus Point Drive San Diego, California (Address of Principal Executive Offices)	92121 (Zip Code)

2000 EQUITY INCENTIVE PLAN
2000 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plans)

JOHN MURRAY
Chief Executive Officer
Lightspan, Inc.
10140 Campus Point Drive
San Diego, California 92121
(858) 824-8000

(Name, address, telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

     Pursuant to Registration Statement on Form S-8 (registration No. 333-89054) (the “Registration Statement”), Lightspan, Inc., a Delaware corporation (“Lightspan”) registered 2,090,031 shares of common stock of Lightspan, par value $.001 per share, to be offered under the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan.

     On September 9, 2003, PLATO Learning, Inc., a Delaware corporation (“PLATO”), Lightspan and LSPN Merger Corp., a Delaware corporation and a wholly-owned subsidiary of PLATO (“Merger Sub”) entered into an Agreement and Plan of Merger (“Merger Agreement”) providing for a merger pursuant to which Merger Sub would merge with and into Lightspan, with Lightspan surviving as a wholly-owned subsidiary of PLATO (the “Merger”). On November 17, 2003, the Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger, Lightspan terminated at the Effective Time all offerings of common stock of Lightspan under its existing registration statements, including the Registration Statement.

     In accordance with an undertaking made by Lightspan in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Lightspan hereby removes from registration all shares of common stock of Lightspan registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on the 20th day of November, 2003.

LIGHTSPAN, INC.

By:	/s/ John Murray

Name: John Murray
Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on November 20, 2003 by the following persons in the capacities indicated.

Signature	Title

/s/ John Murray	President, Chief Executive Officer and Director
John Murray

/s/ Gregory J. Melsen	Vice President, Finance, Chief Financial Officer,
Gregory J. Melsen	Treasurer, Corporate Secretary and Director (Principal Financial and Accounting Officer)